ARTICLES SUPPLEMENTARY

(Under Section 2-208 of the Maryland General Corporation Law)

To the State Department of Assessments and Taxation

State of Maryland

FIRST:  The name of the corporation (the "corporation") is SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.

SECOND:  The Board of Directors of the Corporation hereby rename its series, "SBG Growth Fund" to "PFW Water Fund."  The previously designated shares of the Corporation are amended as follows:

New Name of Series

Classified & Authorized Shares by Class

Class A

Class C

Class Y

PFW Water Fund

15,000,000

15,000,000

15,000,000

The Montecito Fund

15,000,000

THIRD: The name of SBG Growth Fund series of the Corporation described in Article Second of these Articles Supplementary has been so changed by the Board of Directors under the authority contained in paragraphs 5.4 and 5.5 of the Articles of Incorporation of the Corporation and pursuant to Section 2-605 (c) of the Maryland General Corporation Law.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

We the undersigned Co-President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

/s/ John P. Odell

/s/ Steven w. Arnold

Return To:

Amy T. Hamilton, CLA

Thompson Hine LLP

312 Walnut St., 14th Floor

Cincinnati, OH  45202